EXHIBIT 10.1

UNANIMOUS CONSENT IN LIEU OF A SPECIAL

MEETING OF DIRECTORS OF

COATES INTERNATIONAL, LTD.

The undersigned, being all of the directors of COATES INTERNATIONAL, LTD., a corporation of the State of Delaware, (the “Corporation”), pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and do hereby consent to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof:

WHEREAS, the resolutions herein authorized are being adopted pursuant to Section 204 of the DGCL, to ratify certain defective corporate acts consisting of (i) a reverse stock split that was publicly announced as effective December 4, 2017, and (ii) an adjustment of the number of authorized shares of the Corporation’s capital stock immediately thereafter, based upon certain failures of authorization described below, which include certain potential technical defects in the approval and authorization process required by Section 242(b) of the DGCL, and the failure to file a certificate of amendment as required by Section 242(a)(3) of the DGCL;

WHEREAS, on March 2, 2015, the majority stockholder holding a minimum of 83.5% of the voting power of the stockholders voting as a single class on a fully diluted, combined basis both before and after (hereinafter, the “Majority Stockholder”), acting by written consent in lieu of a meeting, authorized the Corporation’s board of directors (the “Board”) in advance to proceed with a reverse stock split of its common stock at such future time as the Board might determine in its discretion to be appropriate, at an exchange ratio selected by the Board within a specified range, combining not less than 5 shares of the Corporation’s common stock into a single share nor more than 200 shares of the Corporation’s common stock into a single share;

WHEREAS, the March 2, 2015 consent of the Majority Stockholder contemplated that the Board, at the time it approved a reverse stock split, would establish a price per whole new post-split share of common stock, in order to fix a price for outstanding fractional shares to be cashed out in connection with the reverse stock split;

WHEREAS, the stated purpose of the March 2, 2015 consent of the Majority Stockholder was to permit the Corporation to file an information statement in advance to expedite the compliance with federal securities laws in connection with the proposed reverse stock split;

WHEREAS, Board (also on March 2, 2015) adopted resolutions referencing the prior approval of the Majority Stockholder and confirming the Board’s belief that a reverse stock split would be beneficial to and in the best interest of the Corporation because it would reduce the number of outstanding shares of the Corporation’s common stock, increase the price per share and increase the likelihood that the Corporation’s common stock would be eligible for listing on exchanges and would become more marketable;

WHEREAS, on November 3, 2017, the Board adopted resolutions by written consent noting that the Corporation’s management and the Majority Stockholder believed that it would be beneficial to implement the reverse stock split to increase the price per share to reduce the likelihood that the Corporation’s common stock might start trading at or below its par value of $0.0001, which would likely trigger events of default and higher conversion discounts and interest rates under the Corporation’s convertible notes;

WHEREAS, the November 3, 2017 Board consent authorized (i) a reverse stock split of the Corporation’s common stock to become effective at the close of trading on November 10, 2107, with each holder of outstanding common stock to receive a single share of the Corporation’s post-split common stock for each 200 shares of pre-split common stock held by such stockholder; and (ii) a corresponding adjustment to the Corporation’s Series A Preferred Stock and Series B Convertible Preferred Stock;

WHEREAS, the Majority Stockholder of the Corporation on November 3, 2017 appended a reaffirmation of his authorization and approvals as originally provided on March 2, 2015;

WHEREAS, it was the intent of the Board to authorize a reverse stock split of all authorized shares of the Corporation’s stock of all classes, such that every 200 shares of authorized stock of all classes would be combined into a single share, with outstanding fractional shares cashed out at the closing trading price on the effective date (the “Reverse Stock Split”), and that immediately following the Reverse Stock Split, (i) the resulting number of authorized shares of the Corporation’s $0.0001 par value common stock would be increased from 60,000,000 to 120,000,000, and (ii) the resulting number of authorized shares of the Corporation’s preferred stock would be reduced from 500,000 to 350,000 (such adjustments described in (i) and (ii), the “Stock Amendments”), of which 5,000 shares of preferred stock are designated as Series A Preferred Stock and 345,000 shares of preferred stock are designated as Series B Convertible Preferred Stock;

WHEREAS, Section 242(a)(3) of the DGCL requires the filing of a certificate of amendment to a corporation’s certificate of incorporation to “increase or decrease its authorized capital stock or to reclassify the same . . . by subdividing or combining the outstanding shares of any class or series of a class of shares into a greater or lesser number of outstanding shares” but neither the March 2, 2015 Board consent nor the November 3, 2017 Board consent nor the March 2, 2015 consent of Majority Stockholder, as reaffirmed on November 3, 2017, specifically addresses the filing of a certificate of amendment or the adjustment to the number of authorized shares following the Reverse Stock Split and no certificate of amendment was in fact filed;

WHEREAS, none of the aforementioned consents appears to comply with the technical requirements of Section 242(b), as literally interpreted by the Delaware Court of Chancery, that “the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders” provided that the stockholders may approve an amendment by written consent in lieu of a meeting under DGCL Section 228;

WHEREAS, Delaware courts have held that under Section 242(a)(3), stockholder approval of an amendment to the certificate of incorporation may not precede the action of the board of directors declaring an amendment to be advisable and submitting it for consideration at a meeting of the stockholders;

WHEREAS, due to the requirements for FINRA review and approval, the Reverse Stock Split was announced with an effective date and time of the close of trading on December 1, 2017, rather than the close of trading on November 10, 2017 as specified in the November 3, 2017 Board consent, and the Corporation’s minute book does not reflect the Board’s modification of the November 3, 2017 Board resolutions to establish a revised effective date and time of the close of trading on December 1, 2017 rather than the close of business on November 10, 2017;

WHEREAS, the press release announcing the Reverse Stock Split stated that the value of fractional shares to be paid to the holders would be determined based upon the closing trading price on December 1, 2017, but the Board consent did not expressly authorize the repurchase of fractional shares nor did it establish a value for the post-split shares as contemplated by the March 2, 2015 consent of the Majority Stockholder, which was reaffirmed without amendment on November 3, 2017;

WHEREAS, the Board desires to remedy the foregoing failures of authorization with regard to the Reverse Stock Split and the Stock Amendments and to ratify the Reverse Stock Split and the Stock Amendments pursuant to Section 204 of the DGCL and to authorize the Corporation to file a certificate of validation with respect to the Reverse Stock Split and the Stock Amendments;.

NOW THEREFOR LET IT BE:

RESOLVED, that the Board declares the Reverse Stock Split and the Stock Amendment to be advisable and in the best interests of the Corporation and its stockholders; and be it further

RESOLVED, that the consummation of the Reverse Stock Split as of the close of trading on December 1, 2017, immediately followed by the Stock Amendments, and the amendment of the Corporation’s certificate of incorporation to effect the Reverse Stock Split and the Amendments, are hereby ratified, confirmed and approved and such amendment shall be submitted to the stockholders at a properly noticed special meeting unless approved by the Majority Stockholder by written consent; and be it further

RESOLVED, that that the appropriate officers of the Corporation are authorized (i) to cause the Corporation to submit the resolutions requiring stockholder ratification to the Majority Stockholder for approval by written consent and, upon approval by written consent of the Majority Stockholder of such matters and ratification by the Majority Stockholder, (i) to send prompt written notice of the matters ratified, which shall comply with the requirements for notice under Sections 204(g) and 228 of the DGCL, to (1) all persons who, as of the date of this consent, are holders of outstanding stock of the Corporation, whether voting or nonvoting, at the address of each such holder as it appears on the records of the Corporation, and (2) all persons who were holders of record of outstanding stock of the Corporation, whether voting or nonvoting, as of the date of each defective corporate act described in this consent at the last known address of such holder or former holder as reflected on the records of the Corporation; provided that, as provided in Section 204(g), no such notice need be given to the Majority Stockholder or any other stockholder who has consented in writing to the ratification as of the date of such notice, and (ii) following the transmittal of such notice to all such holders, to file a certificates of validation with the Office of the Secretary of State of the State of Delaware, which will attach as an exhibit a certificate containing all of the information that would have been included in a certificate of amendment implementing the Reverse Stock Split and the Stock Amendments and setting forth that such certificate will be deemed to have become effective at 4:01 p.m. on December 1, 2017, and the filing of such certificate of validation following approval by the Majority Stockholder is hereby ratified, confirmed and approved; and be it further

RESOLVED, that the Board hereby ratifies, confirms and approves in all respects the filing of one or more amendments to the currently effective certificates of designation on file with respect to the Corporation’s preferred stock to reflect the reduced number of designated shares of each series as provided for above and authorizes any officer of the Corporation to execute and cause the filing of such amendments and the Board acknowledges that the reduction in the number of shares of stock of Series A Preferred Stock and Series B Convertible Preferred Stock will not be decreased below the number of shares outstanding; and be it further

RESOLVED, that the Board hereby ratifies, confirms and approves in all respects all actions of the appropriate officers of the Company heretofore or to be taken, in carrying out the foregoing resolutions; and be it further

RESOLVED, that this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting may be executed in separate counterparts, all of which together shall constitute a single consent, and that all of such counterparts, whether bearing original signatures or PDF signature pages, shall be filed with the minutes of meetings of the Board and shall be treated for all purposes as action taken at a meeting.

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing actions in their capacity as all the directors of COATES INTERNATIONAL, LTD.

Dated: February 28, 2018

/s/ George J. Coates	/s/ Gregory Coates	/s/ Jack Perkowski
George J. Coates	Gregory Coates	Jack Perkowski

/s/ Barry C. Kaye	/s/ Frank Adipietro	/s/ Richard Whitworth
Barry C. Kaye	Dr. Frank Adipietro	Richard Whitworth